Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS PROVIDES CLARIFICATION ON COMMON SHARES OUTSTANDING FOLLOWING RECENT PRIVATE PLACEMENT

REDWOOD CITY, CA – October 13, 2008 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), announced today a clarification for shareholders regarding the current number of common shares outstanding.

On August 29, 2008 the Company announced the completion of a private placement that increased the number of common shares outstanding to 15,214,044 and included net offering proceeds of approximately $17 million. Financial information providers have not yet updated their databases with the correct common shares outstanding figure because it has yet to be reported on a Form 10-Q, which will occur on November 6, 2008. Due to numerous inquiries by shareholders, the Company has decided to make a public announcement to inform shareholders of the correct figure.

In addition to the proceeds raised in the offering, as of June 30, 2008, Threshold had $13.7 million in cash and investments.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s financial results and potential benefits of the Company’s drug candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the

Securities Exchange Commission on August 7, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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